Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Among

PCX HOLDINGS, INC.,

ARCHIPELAGO HOLDINGS, INC.

and

NEW APPLE ACQUISITIONS CORPORATION

Dated as of January 3, 2005

i

ARTICLE V

Representations and Warranties

5.1	Representations and Warranties of the Company	13
5.2	Representations and Warranties of Parent and Merger Sub	31

ARTICLE VI

Covenants

6.1	Interim Operations	36
6.2	Acquisition Proposals	39
6.3	Information Supplied	41
6.4	Stockholders Meeting	41
6.5	Filings; Other Actions; Notification	42
6.6	Access	44
6.7	Affiliates	45
6.8	Stock Exchange Listing	45
6.9	Publicity	45
6.10	Employee Benefits; Employees	46
6.11	Expenses	48
6.12	Indemnification; Directors’ and Officers’ Insurance	48
6.13	Takeover Statute	50

ARTICLE VII

Conditions

7.1	Conditions to Each Party’s Obligation to Effect the Merger	50
7.2	Conditions to Obligations of Parent and Merger Sub	51
7.3	Conditions to Obligation of the Company	52

ii

ARTICLE VIII

Termination

8.1	Termination by Mutual Consent	53
8.2	Termination by Either Parent or the Company	53
8.3	Termination by the Company	54
8.4	Termination by Parent	54
8.5	Effect of Termination and Abandonment	55

ARTICLE IX

Miscellaneous and General

9.1	Survival	57
9.2	Modification or Amendment	57
9.3	Waiver of Conditions	57
9.4	Counterparts	57
9.5	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL	57
9.6	Notices	58
9.7	Entire Agreement	59
9.8	No Third Party Beneficiaries	59
9.9	Obligations of Parent and of the Company	60
9.10	Transfer Taxes	60
9.11	Definitions	60
9.12	Severability	60
9.13	Interpretation; Construction	60
9.14	Assignment	60

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of January 3, 2005, among PCX Holdings, Inc., a Delaware corporation (the “Company”), Archipelago Holdings, Inc., a Delaware corporation (“Parent”), and New Apple Acquisitions Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”, the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, each of the respective Boards of Directors of the Company, Parent and Merger Sub has approved the merger of Merger Sub with and into the Company (the “Merger”) and approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, to the best knowledge of Parent, as of the date of this Agreement, no material regulatory action is pending or threatened by PCX or PCX Equities (each as defined in Section 5.1(a) of this Agreement) against Parent or any of its Subsidiaries (as defined in Section 5.1(a) of this Agreement); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”).

1.2           Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the first business day (the “Closing Date”) following the day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

1.3           Effective Time.  As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL.  The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and By-Laws
of the Surviving Corporation

2.1           The Certificate of Incorporation.  The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall, subject to the approval of the Securities and Exchange Commission (the “SEC”), be amended (the “Company Charter Amendment”) pursuant to the Delaware Certificate of Merger to insert the following paragraph 4 at the end of Article Nine of the certificate of incorporation of the Company:

“4.           Voting and Ownership of Shares by Archipelago Holdings, Inc. and its Related Persons.  The provisions of this Article Nine shall not be applicable to the voting and ownership of shares of the capital stock of the Corporation by (i) Archipelago Holdings, Inc., a Delaware corporation (“Archipelago”), either alone or together with its Related Persons and (ii) any other Person to which Archipelago is a Related Person, either alone or together with its Related Persons, in either case as they may exist for so long as Archipelago owns, directly or indirectly, all of the outstanding capital stock of the Corporation.”

and, as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein and herein or by applicable Law.

2.2           The By-Laws.  The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Officers and Directors
of the Surviving Corporation

3.1           Directors.  The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

3.2           Officers.  The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

4.1           Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a)           Merger Consideration.

(i)            Each share of the Common Stock, par value $0.01 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (1) Shares owned by Parent, Merger Sub or any other direct or indirect subsidiary of Parent or Shares owned by the Company or any direct or indirect subsidiary of the Company, and in each case not held on behalf of third parties (each, an “Excluded Share” and collectively, “Excluded Shares”), or (2) Shares (each, a “Dissenting Share” and collectively, “Dissenting Shares”) owned by stockholders (“Dissenting Stockholders”) exercising appraisal rights pursuant to Section 262 of the DGCL) shall be converted into, and become exchangeable for (A) that amount, in cash, equal to the amount derived by multiplying the Per Share Aggregate Merger Consideration by 0.8 (the “Cash Consideration”) and (B) that number of shares, of Common Stock, par value $0.01 per share, of Parent (“Parent Common Stock”), rounded to four decimal places, equal to the amount derived by dividing (x) the product of the Per Share Aggregate Merger Consideration times 0.2 by (y) $20.4750, such number being the average of the per share closing prices of Parent Common Stock, as reported by the Archipelago Exchange (“ArcaEx”) for the ten consecutive trading days ending on the last trading day prior to the date on which the initial press release announcing the execution of this Agreement is jointly issued by Parent and the Company (the “Parent Common Stock Price”) (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”).

(ii)           With respect to the definition of Parent Common Stock Price set forth above (as such term is used for all purposes in this Agreement), the period for determining the average of the per share closing prices of Parent Common Stock as reported by ArcaEx shall be the ten consecutive trading days ending on the last trading day prior to the Closing Date, and the Parent Common Stock Price shall be recalculated accordingly, if, after the date of this Agreement, any Person (other than the Company or any of its Subsidiaries or affiliates) enters into a definitive binding agreement with Parent to acquire, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions, all or substantially all of the assets of Parent or a majority of the voting power of the outstanding securities of Parent where, for the avoidance of doubt and after giving effect to such transaction, a majority of the voting power of the outstanding securities of Parent will be owned by Persons other than the Persons which own such securities as of the date hereof.  The provisions set forth in the immediately proceeding sentence shall not apply for purposes of Section 8.5(a) of this Agreement.

The “Per Share Aggregate Merger Consideration” shall equal the amount derived by dividing (x) the sum of (A) the Aggregate Merger Consideration and (B) the Aggregate Company Options Exercise Price (as defined below) by (y) the sum of (A) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) and (B) the aggregate number of Shares to be issued upon the exercise of all Company Options (as defined in Section 4.5(a) of this Agreement).

The “Aggregate Merger Consideration” shall equal the sum of (x) the Aggregate Stock Consideration and (y) the Aggregate Cash Consideration.

The “Aggregate Stock Consideration” shall equal the amount derived by multiplying (x) the aggregate number of shares of Parent Common Stock owned by the Company or any of its direct or indirect subsidiaries, and not held on behalf of third parties, immediately prior to the Effective Time by (y) the Parent Common Stock Price.

The “Aggregate Cash Consideration” shall be equal to $17,000,000 as adjusted by each of the following:  (1) minus the amount of Working Capital Shortfall (as defined in Section 4.6(c)), if any, provided for under Section 4.6(c) of this Agreement; (2) plus the amount of Working Capital Excess (as defined in Section 4.6(c)), if any, provided for under Section 4.6(c) of this Agreement; and (3) minus the amount of the Executives Payments Excess (as defined in Section 6.10), if any, provided for under Section 6.10 of this Agreement.

The “Aggregate Company Options Exercise Price” shall equal the aggregate exercise price of all Company Options.

For purposes of clarification and the avoidance of doubt with respect to the calculation of the Merger Consideration components described in this Article IV, a sample calculation based on hypothetical data (the “Merger Consideration Sample”) is set forth in Section 4.1(a) of each of the Company Disclosure Letter and the Parent

Disclosure Letter.  The hypothetical data, and the calculations based on such hypothetical data, contained in the Merger Consideration Sample are intended to be illustrative only and the calculations do not take into account the terms of Section 4.2(e) with respect to the payment of cash in lieu of fractional shares which will apply to the actual calculation and payment of the Merger Consideration.

(iii)          At the Effective Time, all Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and:  (A) each certificate (a “Certificate”) formerly representing any of such Shares (other than Excluded Shares and Dissenting Shares) and each entry in the stockholder records of the Company formerly representing such uncertificated Shares (other than Excluded Shares and Dissenting Shares) (the “Book Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 4.2(e) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 4.1(a) and any distribution or dividend pursuant to Section 4.2(c); (B) any Dissenting Shares shall thereafter represent only the right to receive the payments set forth in Section 4.3; (C) any Company Restricted Stock (as defined in Section 4.5) shall thereafter represent only the right to receive the Merger Consideration pursuant to Section 4.5 and this Article IV; and (D) any Company Options shall thereafter represent only the right to receive the payments set forth in Section 4.5.

(b)           Cancellation of Excluded Shares.  Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(c)           Merger Sub.  At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

4.2           Exchange.

(a)           Exchange Agent.  As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent appointed by Parent and approved in advance by the Company (such approval not to be unreasonably withheld) (the “Exchange Agent”), for the benefit of the holders of Shares, (i) such amount, in cash, equal to the aggregate Cash Consideration, (ii) such certificates representing the shares of Parent Common Stock to be issued in respect of the aggregate Stock Consideration and (iii) after the Effective Time, if and when applicable, any cash and dividends or other distributions with respect to the Parent Common Stock to be issued or to be paid pursuant to Section 4.1(a) in exchange for Shares outstanding immediately prior to the Effective Time, deliverable upon due surrender of the Certificates (or affidavits of loss in lieu thereof) or delivery to the Exchange Agent of instructions for use in effecting the transfer and cancellation of Book Entry Shares in exchange for the Merger Consideration, pursuant to the provisions of this Article IV (such cash and certificates for shares of Parent Common Stock, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the “Exchange Fund”).

(b)           Exchange Procedures.  Parent shall cause appropriate transmittal materials, in such form as reasonably agreed upon by Parent and the Company, to be provided by the Exchange Agent to holders of record of Shares as soon as practicable after the Effective Time advising such holders of the effectiveness of the Merger and the procedure for surrendering the Certificates to the Exchange Agent or providing instructions to the Exchange Agent to effect the transfer and cancellation of Book Entry Shares in exchange for the Merger Consideration.  Upon the surrender of a Certificate to the Exchange Agent or delivery to the Exchange Agent of instructions authorizing transfer and cancellation of Book Entry Shares in accordance with the terms of such transmittal materials, the holder of such Certificate or of any Book Entry Shares shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Parent Common Stock in respect of the Stock Consideration that such holder is entitled to receive pursuant to this Article IV, (ii) a check in the amount (after giving effect to any required Tax (as defined in Section 5.1(m)) withholdings) of (x) cash in respect of the Cash Consideration that such holder is entitled to receive pursuant to this Article IV, plus (y) any cash in lieu of fractional shares, plus (z) any cash in respect of any unpaid cash dividends, and (iii) any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article IV, and the Certificate so surrendered or the Book Entry Shares which are the subject of such authorization shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or such transfer and cancellation of any Book Entry Shares.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent or if written instructions authorizing the transfer of any Book Entry Shares are presented to the Exchange Agent, in any case, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.  If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor or any Book Entry Shares is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay any transfer or other Taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered or in a name other than that of the registered holder of any Book Entry Shares, or shall establish to the satisfaction of Parent or the Exchange Agent that such Tax has been paid or is not applicable.

For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or Self-Regulatory Organization (each as defined in Section 5.1(e)) or other entity of any kind or nature.

(c)           Distributions with Respect to Unexchanged Shares; Voting.

(i)            All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement.  No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article IV or to the holder of any Book Entry Shares until the instructions for transfer and cancellation provided in this Article IV have been delivered to the Exchange Agent.  Subject to the effect of applicable Laws, following surrender of any such Certificate or delivery to the Exchange Agent of such instructions with respect to Book Entry Shares, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender or delivery of such instructions, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(ii)           Holders of unsurrendered Certificates or Book Entry Shares in respect of which such instructions for transfer and cancellation have not been delivered, shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates or delivered such instructions to the Exchange Agent with respect to Book Entry Shares.

(d)           Transfers.  At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(e)           Fractional Shares.  Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in net proceeds from the sale by the Exchange Agent on behalf of such holder of the aggregate fractional shares of Parent Common Stock that such holder otherwise would be entitled to receive.  Any such sale shall be made by the Exchange Agent within five business days after the date upon which the Certificate(s) (or affidavit(s) of loss in lieu thereof) that would otherwise result in the issuance of such fractional shares of Parent Common Stock have been received by the Exchange Agent.

(f)            Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Common Stock) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to Parent.  Any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for delivery of any certificates for shares of Parent Common Stock of such stockholders and payment of cash and any dividends and other distributions in respect of Parent Common Stock of such stockholders payable and/or issuable pursuant to Section 4.1, Section 4.2(c) and Section 4.2(e) upon due surrender of their Certificates (or affidavits of loss in lieu thereof) or delivery to the Exchange Agent of written instructions for the transfer and cancellation of any Book Entry Shares, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g)           Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

(h)           Affiliates.  Notwithstanding anything herein to the contrary, Certificates surrendered, or Book Entry Shares in respect of which instructions for transfer and cancellation have been delivered to the Exchange Agent, for exchange for the Merger Consideration, by any stockholder of the Company that may be deemed to be an “affiliate” (as determined pursuant to Section 6.7 of this Agreement) of the Company shall not be exchanged until Parent has received an Affiliates Letter (as defined in Section 6.7 of this Agreement) from such Person as provided in Section 6.7 of this Agreement.

4.3           Dissenters’ Rights.  No Dissenting Stockholder shall be entitled to the Merger Consideration or cash in lieu of fractional shares thereof or any dividends, other distributions unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Dissenting Shares owned by such

Dissenting Stockholder.  If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any Shares, such Shares shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 4.1 hereof.  The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

4.4           Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

4.5           Company Options and Restricted Stock.

(a)           Prior to the Effective Time, all necessary action shall be taken by the board of directors of the Company, so that, at the Effective Time, each outstanding option to purchase Shares (a “Company Option”) under the Company’s Stock Incentive Plan (the “Company Stock Plan”), whether or not then exercisable, shall be cancelled and shall only entitle the holder thereof to receive (i) that amount, in cash, equal to the amount derived by multiplying (x) 0.8, times (y) the number of Shares underlying the Company Option, times (z) the difference between the Per Share Aggregate Merger Consideration and the respective exercise price per share of each Company Option; (ii) that number of shares of Parent Common Stock, rounded to four decimal places, equal to the amount derived by dividing (A) the product of (1) 0.2, times (2) the number of Shares underlying the Company Option, times (3) the difference between the Per Share Aggregate Merger Consideration and the respective exercise price per share of each Company Option, by (B) the Parent Common Stock Price; (iii) cash in lieu of fractional shares that the holder of such Company Option would otherwise be entitled to receive pursuant to this Section 4.5 and any distribution or dividend described in Section 4.2(c), in each case to the same extent as shall be applicable to Shares under Sections 4.2(c) and 4.2(e).  Parent shall, or shall cause the Surviving Corporation or the Exchange Agent (as Parent shall determine in its sole discretion) to, deliver the consideration set forth in this Section 4.5(a) to the holders of Company Options as soon as reasonably practicable after surrender of such holder’s Company Options to Parent or the Exchange Agent (as Parent shall determine in its sole discretion).

(b)           Prior to the Effective Time, all necessary action shall be taken by the board of directors of the Company, so that, at the Effective Time, all outstanding restricted Shares (the “Company Restricted Stock”) under the Company Stock Plan shall be fully vested and thereby converted and become exchangeable for the Merger Consideration, and the right, if any, to receive pursuant to Section 4.2(e) cash in lieu of fractional shares into which such shares of Company Restricted Stock have been converted pursuant to Section 4.1(a) and any distribution or dividend pursuant to Section 4.2(c), in each case pursuant to such terms of this Article IV as shall be applicable to Shares.  For the avoidance of doubt, any Company Restricted Stock that becomes so fully vested shall be included in the definition of Shares set forth in Section 4.1 (a) of this Agreement, including, without limitation, for purposes of determining the number of Shares issued and outstanding immediately prior to the Effective Time.

(c)           The Company shall take all actions reasonably necessary to ensure that from and after the Effective Time the Surviving Corporation will not be bound by any options, rights, awards or arrangements which would entitle any Person, other than Parent or Merger Sub, to beneficially own shares of the Surviving Corporation or Parent or receive any payments (other than as set forth in this Section) in respect of such options, rights, awards or arrangements.

4.6           Working Capital Adjustment.

(a)           Calculation.  Company shall cause to be prepared and, as soon as reasonably practicable, but in no event later than 12 business days prior to the Closing Date mutually and reasonably expected by the Company and Parent, shall deliver or cause to be delivered to Parent, a calculation (the “Calculation”) of (i) the proposed amount of Working Capital (as defined below) of the Company and its subsidiaries, taken as a whole on a consolidated basis (such amount, the “Final Working Capital Amount”), as of the last day of the calendar month (the “Calculation Month-End”) immediately prior to the calendar month in which the Closing shall occur (the “Prior Month-End”) and (ii) the proposed amount of the Working Capital Adjustment (as defined in Section 4.6(c) of this Agreement), in each case, together with reasonable detail describing the Calculation and the basis therefor; provided that in the event that the Closing occurs within the first 20 business days of a calendar month, the Calculation Month-End shall be the last day of the second prior calendar month (the “Second Prior Month-End”).  The Calculation shall be performed in accordance with GAAP and on the same basis and applying the same accounting principles, policies and practices that were used in calculating the September 30, 2004 Company Financial Statements (as defined in Section 5.1(h)).  “Working Capital” means the difference between such line items of (i) the Company’s consolidated “Total Adjusted Assets” and (ii) the Company’s consolidated “Total Adjusted Liabilities” as are set forth in Section 4.6 of the Company Disclosure Letter, as adjusted by such operating working capital inclusions and exclusions as are noted in Section 4.6 of the Company Disclosure Letter.  For purposes of calculating the Final Working Capital Amount, Total Adjusted Liabilities will be reduced by the amount of (i)  (A) the expenses actually incurred by the Company or any

Subsidiary of the Company in connection with this Agreement or the transactions contemplated hereby (including, without limitation, legal, investment banking, audit, board of directors and consulting fees) and (B) the estimated legal, investment banking, audit, board of directors and consulting expenses not actually incurred but reasonably expected to be incurred by the Company or any Subsidiary of the Company in connection with this Agreement or the transactions contemplated hereby, up to $2,000,000 in the aggregate for both cases, and (ii) the Tail Premium (as defined in Section 6.12(c)).  Each element of the Final Working Capital Amount shall be determined in accordance with GAAP and on the same basis and applying the same accounting principles, policies and practices that were used in calculating the September 30, 2004 Company Financial Statements.

(b)           Working Capital Agreement Process; Updated Calculation.

(i)            Parent shall have two business days from its receipt of the Calculation to accept or object to the Final Working Capital Amount or Working Capital Adjustment proposed by the Company in the Calculation (the “Parent Study Period”).  In the event that Parent, in good faith, disagrees with the Final Working Capital Amount or the amount of the Working Capital Adjustment, as proposed by the Company in the Calculation, then Parent shall deliver to the Company, by no later than the expiration of the Parent Study Period, written notice of such disagreement, which notice shall include in reasonable detail its reasons for such disagreement (a “Disagreement Notice”).

(ii)           If Parent (A) agrees with the Calculation, including, without limitation, the Final Working Capital Amount and the amount of the Working Capital Adjustment proposed by the Company therein or (B) otherwise does not deliver a timely Disagreement Notice to the Company by the expiration of the Parent Study Period, then the Final Working Capital Amount and the Working Capital Adjustment proposed by the Company in the Calculation shall be conclusive and binding on the Company and Parent and the condition set forth in Section 7.1(g) shall be deemed to be satisfied.

(iii)          If Parent delivers a timely Disagreement Notice to the Company by the expiration of the Parent Study Period, the Company and Parent shall have two business days from the date of delivery of the Disagreement Notice to resolve all disputes set forth in the Disagreement Notice (the “Resolution Period”).   If Parent and the Company so resolve all disputes set forth in the Disagreement Notice, then the Final Working Capital Amount and the Working Capital Adjustment so agreed to by Parent and the Company shall be conclusive and binding on the Company and Parent and the condition set forth in Section 7.1(g) shall be deemed to be satisfied.

(iv)          If the Company and Parent cannot resolve all disputes set forth in the Disagreement Notice by no later than the expiration of the Resolution Period, then the Company and Parent shall, by no later than the third business day after the expiration of the Resolution Period (the “Submissions Deadline”), (A) submit the matters in dispute for determination by a partner of PricewaterhouseCoopers LLP who is mutually and reasonably acceptable to the Company and Parent, or, if the Company and Parent mutually agree, a partner of another independent nationally recognized public accounting firm (such Person, the “Arbiter”) and (B) submit to such Arbiter a written description of their respective positions, not to exceed two single-spaced typewritten pages (together, the “Submissions”); provided that in the event that an Arbiter is not capable of accepting its appointment by the Submissions Deadline, the Company and Parent shall agree on another Arbiter in accordance with the terms of clause (A) above.

(v)           Promptly, but not later than five business days after the acceptance of such appointment or the Submissions Deadline (whichever occurs last), the Arbiter shall determine (based solely on the Submissions and not by independent review) the Final Working Capital Amount and the amount of the Working Capital Adjustment and shall render a report (the “Arbiter Report”) as to the matters in dispute.  Parent and the Company shall cooperate with the Arbiter in making its determination.   The Final Working Capital Amount and the Working Capital Adjustment set forth in an Arbiter Report prepared and delivered in accordance with the terms of this Section 4.6 shall be conclusive and binding on the Company and Parent and the condition set forth in Section 7.1(g) shall be deemed to be satisfied.  The Final Working Capital Amount and the Working Capital Adjustment set forth in an Arbiter Report shall also be conclusive and binding upon the holders of the Shares (including Company Restricted Stock) and Company Options, as their interests may appear.  Any such process with respect to the agreement of the Final Working Capital Amount and the amount of the Working Capital Adjustment by the Company and Parent set forth in clauses (i) through (v) of this Section 4.6(b) may hereinafter be referred to as the “Working Capital Agreement Process”.

(vi)          In the event that, (A) due to the pendency of the Working Capital Agreement Process, the Company and Parent do not reach agreement on the Final Working Capital Amount and the amount of the Working Capital Adjustment, or the Arbiter Report is not delivered, in each case pursuant to the Working Capital Agreement Process, until after the 20th business day of the calendar month in which the Company and Parent mutually and reasonably expect the Closing Date to occur and (B) the Calculation subject to the  Working Capital Agreement Process was prepared by the Company as of the Second Prior Month-End (pursuant to and in accordance with the terms of Section 4.1(a) above), then, unless Parent shall agree in writing otherwise, the Company shall deliver or cause to be delivered to Parent a Calculation (the “Updated Calculation”), updated to as of the Prior Month End or as of such other month-end as would be required pursuant to Section 4.1(a) of this Agreement if the Closing Date was expected to occur then.  The Company shall deliver such Updated Calculation to Parent as soon as reasonably practicable, but in no event later than three business days after such 20th business day (the “Updated Calculation Deadline”).  Upon delivery by the Company to Parent of the Updated Calculation on or prior to the Updated Calculation Deadline and otherwise in accordance with the terms of this Section 4.6, the Working Capital Agreement Process shall be re-commenced from the date of delivery of such Updated Calculation, and otherwise in accordance with the terms of this Section 4.6.  The

Final Working Capital Amount and the Working Capital Adjustment shall not become conclusive and binding on the Company and Parent and the condition set forth in Section 7.1(g) shall not be deemed to be satisfied until the Final Working Capital Amount and the Working Capital Adjustment set forth in such Updated Calculation become conclusive and binding on the Company and Parent pursuant to the terms of this Section 4.6.

(c)           Working Capital Adjustment.  If the Final Working Capital Amount (mutually agreed to by Parent and the Company pursuant to the terms of clause (b) above or set forth in the Arbiter Report) is less than 90% of the “estimated working capital” amount set forth, for the relevant Calculation Month-End, in Section 4.6 of the Company Disclosure Letter (the “Estimated Working Capital Amount”), then the Aggregate Cash Consideration shall be reduced by the amount of the entire shortfall from the Estimated Working Capital Amount (plus one-half of the amounts of fees and expenses of the Arbiter, if any) (any such amount, the “Working Capital Shortfall”), in accordance with Section 4.1(a) of this Agreement.  If the Final Working Capital Amount (mutually agreed to by Parent and the Company pursuant to the terms of clause (b) above or set forth in the Arbiter Report) is greater than 110% of the Estimated Working Capital Amount, then the Aggregate Cash Consideration shall be increased by the amount of the entire excess over the Estimated Working Capital Amount (minus one-half of the amounts of fees and expenses of the Arbiter, if any) (any such amount, the “Working Capital Excess”) in accordance with Section 4.1(a) of this Agreement.  Any such reduction or increase in the Aggregate Cash Consideration may hereinafter be referred to as the “Working Capital Adjustment.”

ARTICLE V

Representations and Warranties

5.1           Representations and Warranties of the Company.  Except as set forth in the corresponding sections or subsections of the disclosure letter dated as of the date hereof, delivered to Parent by the Company on or prior to entering into this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as set forth in this Section 5.1.  The mere inclusion of any item in the Company Disclosure Letter as an exception to a representation or warranty of the Company in this Agreement shall not be deemed to be an admission that such item is a material exception, fact, event or circumstance, or that such item, individually or in the aggregate, has had or is reasonably expected to have, a Company Material Adverse Effect or trigger any other materiality qualification.

(a)           Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a Company Material Adverse Effect (as defined below) or reasonably expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.  The Company has made available to Parent a complete and correct copy of the Company Organizational Documents and the Subsidiary Organizational Documents, except as set forth in Section 5.1(a) of the Company Disclosure Letter.  The Company Organizational Documents and the Subsidiary Organizational Documents so delivered are in full force and effect.  Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of all Subsidiaries of the Company, and each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.

“Company Organizational Documents” means the certificate of incorporation and the by-laws of the Company.

“Subsidiary Organizational Documents” means (i) the certificate of incorporation, by-laws and rules of the Pacific Exchange, Inc. (“PCX”), (ii) the certificate of incorporation and by-laws of PCX Equities, Inc. (“PCX Equities”) and (iii) the certificates of incorporation, by-laws and similar organizational documents of all other Subsidiaries of the Company.

“Company Material Adverse Effect” means (a) a material adverse effect (i) on the business, properties, operations or results of operations, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) on regulation, market structure or conduct of the current business of the Company and PCX related to the trading of options (the “Company Options Business”), or (iii) on the regulation, market structure or conduct of the current business of the Company, PCX and PCX Equities related to the trading of equity securities (the “Company Equities Business”) or of the ArcaEx Business (as defined below), in each case specified in this clause (iii), resulting directly from the failure or inability of PCX to exercise its regulatory oversight functions in PCX’s capacity as a national securities exchange and self-regulatory organization (as registered under Section 6 and as defined in Section 3(a)(26), respectively, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or (iv) on the authority or ability of PCX to continue as a national securities exchange and self-regulatory organization (as registered under Section 6 and as defined in Section 3(a)(26), respectively, of the Exchange Act), in a manner substantially consistent with how it is currently operating in such manner or (b) the prevention, limitation or restriction in any material respect of the Company from performing its obligations under this Agreement or consummating the Merger or any of the other transactions contemplated hereunder; provided, however, that any such effect resulting from any change (A) in economic, business or securities markets conditions generally, to the extent it does not disproportionately affect the Company or any of its Subsidiaries relative to the effect on other securities exchanges or other participants in the securities industry; (B) resulting directly from the announcement of the Merger or any other transactions contemplated by this Agreement; (C) resulting directly from any breach or default on the part of Parent or any of its Subsidiaries under the Facility Services Agreement (as defined in Section 6.6) or the Contribution Agreement, dated as of July 12, 2000, among Archipelago Holdings, L.L.C., PCX and PCX Equities (the “Contribution Agreement”); (D) resulting directly from any action or omission by the Company or any of its Subsidiaries that is required by this Agreement; or (E) resulting directly from (A) the expenses actually incurred by the Company or any Subsidiary of the Company in connection with this Agreement or the transactions contemplated hereby (including, without limitation, legal, investment banking, audit, board of directors and consulting fees) and (B) the estimated legal, investment banking, audit, board of directors and consulting expenses not actually incurred but reasonably expected to be incurred by the Company or any Subsidiary of the Company in connection with this Agreement or the transactions contemplated hereby, up to $2,000,000 in the aggregate for both cases, (provided that, for the avoidance of doubt, any expenses, actually incurred or reasonably expected to be incurred, in excess of $2 million in the aggregate, shall not be taken into account for purposes of this exception), shall not be considered when determining if a Company Material Adverse Effect has occurred.  Notwithstanding the foregoing qualifications set forth in clauses (A) through (E) above, the parties acknowledge and agree that the bankruptcy, insolvency, dissolution or any similar occurrence with respect to the Company or any of its Subsidiaries, or the commencement of an involuntary proceeding with respect to such bankruptcy, insolvency, dissolution or any similar occurrence with respect to the Company or any of its Subsidiaries that is not dismissed promptly with prejudice, shall be a Company Material Adverse Effect.

“ArcaEx Business” means operations of ArcaEx as a facility of PCX and PCX Equities related to the trading of equity securities or debt securities or any derivatives thereof (including, without limitation, securities convertible into or exchangeable for equity securities or debt securities or the value thereof), any securities with respect to which the amount of principal, interest, dividends or other amounts are based on the value of equity or debt securities or the value or level of an index of equity or debt securities, or any securities issued by any Person for the purpose of passing through to investors the total return on specified equity or debt securities or equity or debt securities included in a specified index or basket, in each case that are denominated in or that trade in U.S. dollars and which are cleared or settled through the Depository Trust and Clearing Corporation.

“Subsidiary” means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries.

(b)           Capital Structure.  The authorized capital stock of the Company consists of 1,000,000 Shares, of which 560,630 Shares were outstanding and 10,000 Shares were held by the Company in treasury, as of the close of business on December 31, 2004, and 25,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Shares”), none of which were outstanding as of the close of business on December 31, 2004.  All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.  The Company has no Shares or Preferred Shares reserved for issuance, except that, as of December 31, 2004, there were 81,000 Shares reserved for issuance pursuant to the Company Stock Plan.  Section 5.1(b) of the Company Disclosure Letter contains a correct and complete list of each outstanding Company Option, including the holder, date of grant, exercise price and number of Shares subject thereto and also contains a correct and complete list of each outstanding share of Company Restricted Stock, including the holder and the number of Shares of Restricted Stock held by each such holder.  Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance.  Except as set forth above, there are no preemptive or other outstanding rights, options, phantom equity, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter (“Voting Debt”).

(c)           Corporate Authority; Approval and Fairness.

(i)            The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby (including, without limitation, all actions by the Board of Directors of the Company set forth in clause (ii)(A) and (B) below, subject to approval of the SEC), subject only to the adoption and approval of this Agreement by the majority of holders of the outstanding Shares (the “Company Requisite Vote”).  This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii)           The Board of Directors of the Company: (A) has, unanimously by a vote of the directors voting, approved, adopted and declared advisable this Agreement and the Merger and the other transactions contemplated hereby; (B) has, unanimously by a vote of the directors voting, subject to the approval of the SEC, approved the Company Charter Amendment; and (C) has received the opinion of its financial advisors, Citigroup Global Markets Inc., to the effect that the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view, as of the date of such opinion, to such holders (other than Parent and its affiliates), a copy of which opinion has been delivered to Parent or will be delivered as soon as practicable after the date hereof.  It is agreed and understood that such opinion is for the benefit of the Company’s Board of Directors and may not be relied on by Parent or Merger Sub.  With respect to each of the vote set forth in clauses (A) and (B) of this Section 5.1(c)(ii), to the extent that any member of the Company’s Board of Directors was present at the meeting but did not participate in the vote, the name of such director or directors are set forth under the respective caption in Section 5.1(c) of the Company Disclosure Letter.

(iii)          The Board of Directors of PCX has determined that the Company Charter Amendment must be filed with and approved by the SEC before the same may be effective, under Section 19 of the Exchange Act and the rules promulgated thereunder by the SEC or otherwise.

(d)           No Conflicts.

(i)            (A) Except as set forth in Section 5.1(d) of the Company Disclosure Letter, neither the execution and delivery by the Company of this Agreement, the compliance by it with all of the provisions of and the performance by it of its obligations under this Agreement, nor the consummation of the Merger and the other transactions herein contemplated will conflict with, or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, or permit any other party any improvement in rights with respect to or permit it to exercise, or otherwise constitute a default under, any provision of any Contract, or result in any change in the rights or obligations of any party under any Contract, to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective assets is bound, (B) nor, subject to the approval of the Company Charter Amendment by the SEC, will such execution and delivery, compliance, performance or consummation (x) result in any breach or violation of, or a default under, the provisions of the Company Organizational Documents or the Subsidiary Organizational Documents, or any Law applicable to it, or (y) to the best knowledge of the Company, subject Parent or any Subsidiaries of Parent, the Company, any Subsidiaries of the Company or any of their respective affiliates, to any claim of, or any liability or obligation with respect to, any OTP Holder, any ETP Holder or any Current Company Related Person (each as defined in Section 5.1(g)), or to any penalty or sanction, in the case of clauses (A) and (B) above, except for such conflicts, breaches, violations, defaults, payments, accelerations, creations or changes that (other than with respect to clause (B)(x) above), individually or in the aggregate, have not had and are not reasonably expected to have, a Company Material Adverse Effect, or reasonably expected to materially delay or materially impair the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement.  None of the material Contracts of the Company and its Subsidiaries require any consents or waivers of third parties prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth above).

(ii)           Except as set forth in Section 5.1(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after giving effect to the Merger, the Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

“Contract” means, with respect to any Person, any agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed of trust, permit, license, understanding, arrangement, commitment or other obligation to which such Person or any of its subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject.

(e)           Governmental Approvals and Consents.  Other than (i) the filings and/or notices pursuant to Section 1.3, (ii) the approvals and consents to be obtained from the SEC, (iii) the filings and/or notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Exchange Act and the Securities Act of 1933, as amended (the “Securities Act”), (iv) the filings, notices, approvals and/or consents to be obtained from all Self-Regulatory Organizations (as defined below) (if any) or the Options Price Reporting Authority (“OPRA”) (if any) and (v) other foreign approvals, state securities, takeover and “blue sky” laws, no authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions of, with or from, or other actions are required to be made by the Company or any of its Subsidiaries with, or obtained by the Company or any of its respective Subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental or regulatory entity, domestic or foreign, other than the Company or any of its Subsidiaries (“Governmental Entity”), Self-Regulatory Organization or OPRA in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby.

For purposes of this Agreement, “Self-Regulatory Organization” shall mean the NASD, the New York Stock Exchange, Inc. or any other U.S. or foreign commission, board, agency or body that is not a Governmental Entity but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, ECNs, insurance companies or agents, investment companies or investment advisers.

(f)            Registration of PCX as an Exchange.  PCX is registered as a national securities exchange under the Exchange Act and has in effect rules (i) in accordance with the provisions of the Exchange Act for the trading of securities listed or accepted for trading on PCX and (ii) with respect to all other matters for which rules are required under the Exchange Act.

(g)           Permit Holders.  As of the date of this Agreement, (i) each Person to whom the Company has issued an Options Trading Permit (each, an “OTP Holder”), (ii) each Person to whom PCX or PCX Equities has issued an Equity Trading Permit (each, an “ETP Holder”) and (iii) each approved Person and associated Person (collectively, the “Current Company Related Persons”) (each such term as defined in the rules of PCX or PCX Equities, as of the date hereof) (x) is in Good Standing (as defined below), and (y) to the best knowledge of the Company, there are no pending or threatened regulatory actions by PCX, PCX Equities, a Governmental Entity, a Self-Regulatory Organization or OPRA which are reasonably expected to adversely affect such Good Standing, nor has PCX, PCX Equities, a Governmental Entity, a Self-Regulatory Organization or OPRA indicated an intention to conduct the same (collectively, “Compliance Violations”), other than for such failures to be in Good Standing or Compliance Violations that, individually or in the aggregate, have not had or are not reasonably expected to have, a Company Material Adverse Effect, or are not reasonably expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

For the purposes of this Section 5.1(g), the term “Good Standing” means (A) with respect to an OTP Holder or an ETP Holder, that such OTP Holder or ETP Holder is properly registered with the SEC as a broker-dealer and with the PCX or PCX Equities, as appropriate, and their securities trading permits have not been cancelled, suspended, or otherwise terminated by the PCX or PCX Equities, as appropriate and (B) with respect to a Current Company Related Person, that such Persons as are registered with the PCX or PCX Equities, have not had their securities trading privileges cancelled, suspended, or otherwise terminated by the PCX or PCX Equities, as appropriate.

(h)           Company Reports; Financial Statements.

(i)            To the best knowledge of the Company, each of the Company and its Subsidiaries has made all filings required to be made with the SEC since January 1, 2002 (collectively, including any such reports filed subsequent to the date hereof, the “Company Reports”), none of the Company or any of its Subsidiaries has made or is or has been required to make any filing with any other Governmental Entity since January 1, 2002, other than Tax filings and other routine corporate filings and each of the Company and its Subsidiaries has made available to the Parent each schedule, report or other filing (including any amendments or supplements thereto) prepared by it since December 31,

2003 (the “Audit Date”), each in the form (including exhibits and any amendments or supplements thereto) filed with the SEC.  The Company has made available to Parent true and complete copies of each Company Report and each of the Company Reports so delivered (A) are, and any Company Reports filed with the SEC subsequent to the date hereof will be, in material compliance with all Laws and other requirements applicable to such Company Reports and (B) were, and any Company Reports filed with the SEC subsequent to the date hereof will be, timely made.  Neither the Company nor any of its Subsidiaries has received or is otherwise aware of any comments or inquiries from the SEC relating to any Company Report that, individually or in the aggregate, have had or is reasonably expected to have a Company Material Adverse Effect, or is reasonably expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger or any other transactions contemplated by this Agreement.  As of their respective dates (or if amended, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact.  The Company has delivered to the Parent true and complete copies of (x) the audited consolidated financial statements of PCX for the fiscal year ended December 31, 2003, (y) the unaudited consolidated financial statements of PCX for the quarterly periods ended March 31, 2004 and June 30, 2004, and (z) the unaudited consolidated financial statements of the Company for the quarterly period ended September 30, 2004 (the “September 30, 2004 Company Financial Statements”) ((x), (y) and (z) collectively, the “Company Financial Statements”).  Each of the consolidated balance sheets included in the Company Financial Statements (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income, retained earnings, and cash flows and of changes in financial position included in the Company Financial Statements (including any related notes and schedules) fairly presents the results of operations, retained earnings, stockholders’ equity, cash flows and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments, which will not be material in amount or effect), in each case in conformity with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(ii)           The consolidated accounts receivable and accounts payable of the Company, for the period following the Calculation Month-End, will have been paid, collected or accrued, as the case may be, in the ordinary and usual course of business consistent with past practice.

(i)            Absence of Certain Changes.  Except as disclosed in the Company Financial Statements, since the Audit Date the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the matters set forth in clause (a), or in the last sentence, of the definition of Company Material Adverse Effect set forth in Section 5.1(a)

of this Agreement, (ii) any other development or combination of developments, which, to the best knowledge of the Company, individually or in the aggregate, has had or is reasonably expected to have, a Company Material Adverse Effect or reasonably expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger or any other transactions contemplated by this Agreement; (iii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iv) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; or (v) any change by the Company in accounting principles, practices or methods that is not required by GAAP.  Since the Audit Date, except as provided for herein or as disclosed in the Company Financial Statements, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of or other modification to any of the Benefit Plans other than increases or amendments in the ordinary and usual course consistent with past practice and all such increases in compensation and all such present and future costs associated with all such amendments or modifications (A) have been fully reserved against in the Company Financial Statements or (B) are in accordance with the consolidated 2005 Operating Budget of the Company (the “Operating Budget”) attached to Section 5.1(i) of the Company Disclosure Letter.

(j)            Compliance.  Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (a) any U.S. federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, writ, franchise, variance, exemption, approval, license or permit (each, a “Law” and collectively “Laws”) of any Governmental Entity, Self-Regulatory Organization or OPRA or (b) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect and are not reasonably expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger or any other transactions contemplated by this Agreement.  The Company and its Subsidiaries are in material compliance with all undertakings of the Company and its Subsidiaries in connection with the three most recent examinations of the Company or its Subsidiaries by the SEC (collectively, the “Pending Undertakings and Responses”).  Other than the Pending Undertakings and Responses, each of the Company and its Subsidiaries has completed all of its undertakings and provided complete responses to all inquiries and requests by the SEC and any other Governmental Entity in connection with any investigation or examination by the SEC or any other Governmental Entity, other than such failures to complete all undertakings and provide complete responses that, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect and are not reasonably expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger or any other transactions contemplated by this Agreement.  Except as set forth in the Company Financial Statements, no investigation or review by any Governmental Entity, any Self-Regulatory Organization or OPRA with respect to the Company or any of its Subsidiaries is pending or, to the best knowledge of the Company, threatened, nor has any Governmental Entity, any Self-Regulatory Organization or OPRA indicated an intention to conduct the same, except, in each case, for those the outcome of which, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect and are not reasonably expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger or any other transactions contemplated by this Agreement.  Except as set forth in the Company Financial Statements or as, individually or in the aggregate, is not reasonably expected to have a Company Material Adverse Effect and is not reasonably expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement, (x) no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any Laws in effect on the date hereof or enacted as of the date hereof and scheduled to be effective after the date hereof, and (y) the Company has not received any notice or communication of any noncompliance with any Law.  Each of the Company and its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other authorizations, consents and approvals (together, “Permits”) of all Governmental Entities, Self-Regulatory Organizations and OPRA necessary to conduct its business as presently conducted, except where the failure to have such Permits, individually or in the aggregate, has not had and is not reasonably expected to have a Company Material Adverse Effect and is not reasonably expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

(k)           Litigation and Liabilities.  Except as disclosed in the Company Financial Statements or as set forth in Section 5.1(k) of the Company Disclosure Letter, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the best knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective directors or officers or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to, or any other facts or circumstances of which, to the best knowledge of the Company, could result in any claims against, or obligations or liabilities of, the Company or any of its affiliates, except, in both cases, for those that, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect or are not reasonably expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger or any other transactions contemplated by this Agreement.

(l)            Employee Benefits.

(i)            All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”) are listed in Section 5.1(l) of the Company Disclosure Letter, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service (“IRS”) National Office, including any master or prototype plan, has been separately identified.  True and complete copies of all Benefit Plans listed in Section 5.1(l) of the Company Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto, have been provided or made available to Parent.

(ii)           All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) are in substantial compliance with ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable, and other applicable Laws.  Each Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS covering all Tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of any such Plan under Section 401(a) of the Code.  Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a Benefit Plan has (A) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code.  Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the Taxable (as defined in Section 5.1(m)) period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which, individually or in the aggregate, has had, or is reasonably expected to have, a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA, any of which, individually or in the aggregate, has had, or is reasonably expected to have, a Company Material Adverse Effect.